Exhibit 99.1
For Immediate Release
VNUS Medical Technologies Reports First-Quarter 2006 Results:
$0.03 Loss Per Share on $13.4 Million Net Revenues
19% Revenue Growth Year-over-Year
SAN JOSE, Calif.—May 3, 2006 —VNUS® Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, today announced its financial results for the first quarter ended March 31, 2006.
Net revenues for the first quarter were $13.4 million, an increase of 19% from $11.2 million for the first quarter of 2005, and a decrease of 1% from $13.5 million for the fourth quarter of 2005. Year-over-year revenue growth was driven principally by increased sales of proprietary disposable endovenous catheters and accessory products, partially offset by decreased unit sales of VNUS’ radiofrequency (RF) generators to hospitals and physicians for use in the VNUS Closure® procedure. The 1% decrease in net revenues from the prior quarter was driven primarily by lower catheter sales in the U.S., partially offset by higher international sales.
First-quarter net loss was $511,000, including the cumulative effect from an accounting change resulting from the adoption of SFAS 123(R) of $73,000, compared with net income of $1.5 million for the first quarter of 2005 and net income of $776,000 for the fourth quarter of 2005. Loss per share for the first quarter was $0.03, compared with fully-diluted earnings of $0.10 for the first quarter of 2005 and with earnings of $0.05 for the fourth quarter ended December 31, 2005. The number of weighted average shares outstanding used in the per-share calculation for the first quarter of 2006 was 15.0 million.
Net loss for the first quarter of 2006 included the effect of a non-cash charge for stock-based compensation of $606,000, as calculated according to the provisions of SFAS 123(R), including the cumulative effect from an accounting change resulting from the adoption of SFAS 123(R) of $73,000. This compared with non-cash charges for stock-based compensation of $198,000 for the corresponding quarter of 2005 and $204,000 for the fourth quarter of 2005 as recorded prior to the adoption of SFAS 123(R).
VNUS’ balance sheet at March 31, 2006 included cash, cash equivalents and short-term investments of $70.8 million. The company’s reduction in cash, cash equivalents and short-term investments from the prior quarter was primarily due to expenditures for improvements to the company’s new facility, partially offset by proceeds from the exercise of stock options. Cash provided from operating activities in the quarter was approximately $1.3 million.
“Our first-quarter results demonstrated strong year-over-year growth of net revenues,” said VNUS President and Chief Executive Officer, Brian E. Farley. “First quarter catheter unit sales grew by 33%. First quarter revenues came in above our guidance for the quarter, while net loss and loss per share were lower than originally expected.” Farley continued, “We are very pleased to have Greg Schiffman join our board of directors and audit committee and Mohan Sancheti join our senior management team as Vice President of Manufacturing. ”
VNUS also announced today its business outlook for the second-quarter and full-year 2006.
Business Outlook
VNUS currently estimates that second-quarter 2006 net revenues will range from approximately $13.6 million to $14.0 million, reflecting 10% to 14% growth from the same quarter a year ago. VNUS currently estimates a second-quarter net loss, ranging from approximately $2.1 million to $2.4 million, or a loss of $0.14 to $0.16 per share. The estimated net loss for the second quarter includes an estimated restructuring charge associated with the company’s move to a new facility of $900,000 and estimated non-cash stock-based compensation of $600,000 to $650,000. The number of weighted average shares outstanding used to calculate estimated earnings per share for the second quarter is currently expected to range from approximately 15.0 million to 15.1 million.
VNUS estimates that full-year 2006 net revenues will range from approximately $57 million to $59 million, gross margins will range from 70% to 72%, sales and marketing expenses will range from $24.4 million to $25.2 million, research and development expenses will range from $6.8 million to $7.4 million, and general and administrative expenses will range from $14.6 million to $15.2 million, including estimates for stock-based compensation of $2.4 million to $2.6 million, restructuring charges associated with the move to new facilities of approximately $900,000 and estimated patent litigation expenses of $2.5 million to $3.0 million. Net losses are expected to range from approximately $3.0 million to $3.6 million, or a loss of $0.20 to $0.24 per share. This outlook assumes approximately 15.1 million to 15.3 million weighted average shares outstanding for the full year.
Today’s Teleconference
VNUS plans to host its regular quarterly teleconference today at 2:00 p.m. PDT / 5:00 p.m. EDT. This call will be webcast live and as a replay on the company’s website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (719) 457-0820, code number 8474111.
About VNUS Medical Technologies, Inc.
VNUS is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure® system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.

Forward-Looking Statements
In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Words such as “expects,” “estimates”, “assumes” and “believes,” or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS’ business and revenue and net income forecasts. Actual results may differ materially from current expectations based on a number of factors affecting VNUS’ business, including, among other things, changing competitive, market and regulatory conditions; customer and physician preferences; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; and overall economic and market conditions. The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.
Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS’ periodic public filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K filed with the SEC on March 14, 2006. Copies of VNUS’ press releases and additional information about VNUS are available on the corporate website at www.vnus.com.
Contact:
Tim Marcotte
Vice President, Finance and Administration
Chief Financial Officer
(408) 360-7499
ir@vnus.com
—Financial Statements Attached

VNUS MEDICAL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$47,260	$46,797
Short-term investments	23,547	25,718
Accounts receivable, net	6,380	6,448
Inventories, net	2,718	2,915
Prepaid expenses and other current assets	1,088	1,265

Total current assets	80,993	83,143
Property and equipment, net	4,155	1,363
Other assets	884	833

Total assets	$86,032	$85,339

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,146	$1,233
Accrued liabilities	4,206	4,548

Total current liabilities	5,352	5,781
Other liabilities	982	36

Total liabilities	6,334	5,817

Stockholders’ equity:
Common stock	15	15
Additional paid-in capital	116,424	117,924
Deferred stock-based compensation	(368)	(2,544)
Accumulated other comprehensive loss	(39)	(50)
Accumulated deficit	(36,334)	(35,823)

Total stockholders’ equity	79,698	79,522

Total liabilities and stockholders’ equity	$86,032	$85,339

VNUS MEDICAL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005

Net revenues	$13,351	$11,192
Cost of revenues (1)	3,917	2,730

Gross profit	9,434	8,462

Operating expenses
Sales and marketing (1)	5,978	4,439
Research and development (1)	1,563	988
General and administrative (1)	3,192	1,742

Total operating expenses	10,733	7,169
Income (loss) from operations	(1,299)	1,293
Interest and other income	715	361

Income (loss) before taxes and cumulative effect of change in accounting principle	(584)	1,654
Provision for income taxes	—	116

Net income (loss) before cumulative effect of change in accounting principle	$(584)	$1,538

Cumulative effect of change in accounting principle, net of tax (2)	(73)	—

Net income (loss) after cumulative effect of accounting change	$(511)	$1,538

Net income (loss) per share:
Basic
Income (loss) before cumulative effect of change in accounting principle	$(0.04)	$0.11
Cumulative effect of change in accounting principle, net of tax	$(0.005)	$—

Basic net income (loss) per share	$(0.03)	$0.11

Diluted
Income (loss) before cumulative effect of change in accounting principle	$(0.04)	$0.10
Cumulative effect of change in accounting principle, net of tax	$(0.005)	$—

Diluted net income (loss) per share	$(0.03)	$0.10

Shares used in computing net income (loss) per share
Basic	14,966	14,403
Diluted	14,966	15,655

(1)	Includes the following charges for deferred stock-based compensation:

	Three Months Ended
	March 31,
	2006	2005
Cost of revenues	$40	$18
Sales and marketing	285	89
Research and development	64	15
General administrative	290	76

	$679	$198

(2)	Cumulative effect of accounting change on deferred stock-based compensation:

	Three Months Ended
	March 31,
	2006	2005
Cost of revenues	$(10)	$—
Sales and marketing	(37)	—
Research and development	(12)	—
General administrative	(14)	—

	$(73)	$—